FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): August 9, 2006


                                     0-21749
                            (Commission File Number)


                          MOONEY AEROSPACE GROUP, LTD.
             (Exact name of registrant as specified in its charter)

                      Delaware                 95-4257380
              (State of Incorporation)       (IRS Employer
                                          Identification Number)

                165 Al Mooney Road North, Kerrville, Texas 78028
              (Address of registrant's principal executive office)


                                 (830) 896-6000
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(C) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
ITEM 3.02   UNREGISTERED SALE OF EQUITY SECURITIES.

      On August 9, 2006, Mooney Aerospace Group Ltd. (the "Company") entered into a definitive agreement with Alpha Capital Anstalt (the "Lender") whereby the Company issued an unsecured promissory note to the Lender in the principal amount of $600,000 (the "August Note"). The August Note is due and payable on August 15, 2006 and bears interest at the rate of 17.5% per annum. If the August
Note is not repaid in full by August 15, 2006, the interest rate increases to 19.9% per annum and, in the event of a default, at the option of the Lender, the August Note is convertible into the Company's Common Stock at a conversion rate of $0.275 per share of Common Stock.

      The Lender has previously provided loans (the "Prior Notes") to the Company from January 2006 through July 2006 in a series of transactions, the principal amount of which loans total $3,700,000. These Prior Notes also bear interest at the rate of 17.5% per annum. These loans are convertible, in whole or in part, at the option of the holder, at any time on or after October 5, 2006, at a price ranging from $0.30 to $0.40 per share. These notes are due and payable two years from the date of issuance and are unsecured.

      Each of the August Note and the Prior Notes were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended, to a single accredited investor. The August Note has no registration rights. The Prior Notes contain future registration rights.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)   Exhibits

Exhibit  10.1       Note Purchase Agreement dated August 9, 2006
Exhibit 10.2 Convertible Promissory Note dated August 9, 2006 in the principal amount of $600,000.


                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        MOONEY AEROSPACE GROUP, LTD.



Date:  August 15, 2006                  By: /s/ Barry Hodkin
                                           -----------------
                                           Barry Hodkin, Chief Financial Officer